UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	001-35612	80-0763623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100 Ridgefield, Connecticut	06877
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 244-6550

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of a Director.

On December 19, 2013, Hank Kuchta and Scott Josey each advised the board of directors (the “Board”) of Northern Tier Energy GP, LLC (the “General Partner”), the general partner of Northern Tier Energy LP (the “Partnership”), that each of them intends to resign from the Board effective January 2, 2014. Mr. Kuchta’s and Mr. Josey’s resignations each did not result from any disagreement with the Board, the General Partner or the Partnership regarding any matter related to the General Partner’s or the Partnership’s operations, policies or practices. Mr. Kuchta will remain President and Chief Executive Officer of the General Partner.

(d)	Election of a Director.

On December 23, 2013, NT InterHoldCo LLC, the sole member of General Partner, elected Timothy Bennett to serve on the Board of the General Partner, effective January 2, 2014. Mr. Bennett was also appointed as a member of the Audit Committee of the Board, effective January 2, 2014.

There are no understandings or arrangements between Mr. Bennett and any other person pursuant to which Mr. Bennett was selected to serve as a director of the General Partner. There are no relationships between Mr. Bennett and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.

Mr. Bennett will receive the same compensation as the other non-employee directors, which is an annual cash retainer of $60,000. In addition, for his service as a non-employee director, Mr. Bennett will receive a grant of 4,129 restricted common units of the Partnership. The grant of restricted common units to Mr. Bennett will be effective January 3, 2014.

After the resignations of Messrs. Kuchta and Josey from the Board and the appointment of Mr. Bennett to the Board, the Board will consist of 8 members. Mr. Bennett’s appointment to the Audit Committee will fill the vacancy created when Mr. Josey resigns from the Board and the Audit Committee effective January 2, 2014.

(e)	Retention Letters

On December 20, 2013, Northern Tier Energy LLC (the “Company”), a wholly-owned subsidiary of the Partnership executed retention letters (the “Retention Letters”) with Dave Bonczek, Vice President and Chief Financial Officer, and Greg Mullins, President – St. Paul Park Refinery. Under the Retention Letters, Messrs. Bonczek and Mullins will each receive a retention bonus equal to six months of their current salary in exchange for their agreement to continue to perform the duties and responsibilities of their current roles through the earlier of May 15, 2014 or the occurrence of certain events described in the Retention Letters.

The foregoing summary of the Retention Letters is qualified in its entirety by reference to the full text of the Retention Letters, a copy of which are filed as Exhibits 10.1 and 10.2 to the report and are incorporated herein by reference.

ITEM 8.01	Other Information

On December 19, 2013, Dan F. Smith advised the Board that he intends to resign as Executive Chairman of the Board effective January 2, 2014. Mr. Smith will remain a Director on the Board, Chair of the Compensation Committee of the Board and a member of the Executive Committee of the Board. Mr. Smith’s resignation from his position as Executive Chairman of the Board did not result from any disagreement with the Board, the General Partner or the Partnership regarding any matter related to the General Partner’s or the Partnership’s operations, policies or practices. On December 23, 2013, the board appointed Paul Foster as Chairman of the Board effective January 2, 2014.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Retention Letter between David Bonczek and Northern Tier Energy LLC, dated December 20, 2013.

10.2	Retention Letter between Greg Mullins and Northern Tier Energy LLC, dated December 20, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC,
its general partner

Date: December 26, 2013	By:	/s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retention Letter between David Bonczek and Northern Tier Energy LLC, dated December 20, 2013.

10.2	Retention Letter between Greg Mullins and Northern Tier Energy LLC, dated December 20, 2013.